EXHIBIT 99.1

For additional information, contact
Investor Relations, (301) 419-7877
August 9, 2007	Email: info@spherix.com

SPHERIX LAUNCHES HEALTH SCIENCES CONSULTING BUSINESS LINE

Dr. Claire Kruger Tapped to Lead New Division; Will Become CEO after Sale of InfoSpherix

Naturlose to Remain Spherix’s Primary Focus

BELTSVILLE, MD, Spherix Incorporated (NASDAQ/SPEX) announced that it is starting a Health Sciences Division to provide technical and regulatory consulting services to biotechnology and pharmaceutical companies.  Claire L. Kruger, Ph.D., has been hired to lead the new division.

Dr. Kruger has extensive experience winning and managing the kinds of health sciences contracts that the new division will pursue.  The Company has already signed its first clients and will continue to seek to grow this line of business.

“We’re confident that the new consulting division will be able to provide growing revenues for the future,” said Spherix President and CEO, Richard Levin.  “The addition of Dr. Kruger and the new consulting division comes at an opportune time for us.  We are in the process of seeking shareholder approval for the sale of our InfoSpherix subsidiary in order to fully devote our resources to our BioSpherix efforts.  The commercialization of Naturlose will continue to be an important focus.  Dr. Kruger’s extensive regulatory experience will be invaluable to us as we pursue the goal of commercializing Naturlose®.  Further, the new consulting line of business will provide us a source of revenue as we proceed with our development efforts.  This line of business is not expected to require any significant capital investment and this will not draw any resources from our Naturlose development efforts.”

If the shareholders approve the sale of InfoSpherix, upon completion of that sale, it is expected that Dr. Kruger will become CEO of Spherix, and Robert A. Lodder, Ph.D., will be hired as President of the Company.  Dr. Lodder, a Board Member of Spherix since 2005, is the Director of the Analytical Spectroscopy Research Group of the Advanced Science and Technology Center at the University of Kentucky, where he is a professor of pharmaceutical sciences.  Robert Clayton will act as interim CFO.  Mr. Clayton is currently Spherix’s Director of Finance and Treasurer.

Certain statements contained herein are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied.  Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

Under its motto, “A World of Solutions,” Spherix’s mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition.  Spherix offers innovations in information technology, knowledge management, and biotechnology.

Our Internet address is http://www.spherix.com.

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